Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS FISCAL SECOND QUARTER
ENDED MARCH 31, 2005

Net Income increased to $4 million from a loss of $48 million in the comparable prior-year period

NEW YORK, June 13, 2005—Warner Music Group Corp. (NYSE: WMG) today announced its second quarter financial results for the three-month period ended March 31, 2005. Warner Music Group Corp. reported net income of $4 million, a sizable improvement from last year’s same period loss of $48 million.  The company also reported a cash balance as of March 31, 2005 of $447 million, total long-term debt of $2.55 billion and net debt (total long-term debt minus cash) of $2.1 billion.  Full financial details for the quarter can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

Second quarter results for WMG Acquisition Corp., an indirect, wholly owned subsidiary of Warner Music Group Corp., were previously reported on May 16, 2005.  The most significant differences between Warner Music Group Corp. and WMG Acquisition Corp. are the levels of cash and debt they hold and the related net interest expense. Warner Music Group achieved the following results in its second quarter, which results are identical to the WMG Acquisition operating results previously reported:

•                  Revenues grew 4.4% to $767 million, with both Recorded Music and Music Publishing contributing to its growth.

•                  Digital revenues of $35 million (up from $25 million in the first quarter) or 4.6% of total revenue were a significant contributor, and were greater than the $32 million achieved during the full fiscal year 2004.

•                  Selling general and administrative expenses fell to 38.2% of revenues compared to 43% for the same period in 2004, reflecting benefits of restructuring initiatives.

•                  Operating income was $27 million, compared to an operating loss of $21 million for the same period last year.

•                  Operating income before depreciation and amortization (OIBDA) was $88 million up 83.3% from $48 million last year. Excluding FAS 123 charges of $7 million, total OIBDA amounted to $95 million up 97.9% from last year’s comparable quarter.

This morning, management will be hosting a conference call to discuss the results at 10:00 A.M. EST on June 13, 2005. The call will be web cast on www.wmg.com.

About Warner Music Group

Warner Music Group, with its broad roster of new stars and legendary artists, is one of the world’s major music companies. The company is home to a collection of some of the best-known record labels in the music industry including Atlantic, Bad Boy, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire operates through 37 affiliates and numerous licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, a global music publisher, with a catalog of more than one million copyrights worldwide. For more information about Warner Music Group, visit our corporate website at www.wmg.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations.

# # #

Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
212-275-2244	212-275-4790
will.tanous@wmg.com	jill.krutick@wmg.com

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and other intangible assets (which we refer to as “OIBDA”). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S.

Figure 1. Reconciliation of Consolidated Historical OIBDA to Operating Income (Loss) and Net Income (Loss); Three and Six Months Ending March 31, 2005 vs. March 31, 2004 (dollars in millions)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004 (a)	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004 (a)
OIBDA (excluding FAS 123 expense)	$95	$48	$287	$199
FAS 123 expense	7	—	9	—
OIBDA	88	48	278	199
Depreciation Expense	(14)	(17)	(28)	(37)
Amortization Expense	(47)	(52)	(93)	(112)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)
Operating income (loss)	27	(21)	157	(969)
Interest expense	(52)	(9)	(90)	(12)
Net investment-related losses	—	—	—	(9)
Equity in losses of equity-method investees	—	(3)	(1)	(12)
Deal-related and transaction costs	—	—	—	(63)
Unrealized gain on warrants	39	—	17	—
Other income (expense), net	—	—	4	(7)
Minority interest expense		(3)	(5)	(3)
Income (loss) before income taxes	14	(36)	82	(1,075)
Income tax (expense) benefit	(10)	(12)	(42)	(119)
Net income (loss)	$4	$(48)	$40	$(1,194)

(a) - The three month period ended March 31, 2004 is the combination of the two months ended February 29, 2004 of the predecessor company and one month ended March 31, 2004 of the successor company.  The six month period ended March 31, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and the one month ended March 31, 2004 of the successor company.